Exhibit 99.7

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF

RAY MAPLE INC.

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Ray Maple Inc., a Cayman Islands company (the “Company”), is responsible for the overall design, approval and implementation of the executive compensation plans, policies and programs for officers and other key executives of the Company. This Charter outlines the purpose, composition and responsibilities of the Committee.

I. PURPOSE

The Committee has been established to: (a) assist the Board in seeing that a proper system of long-term and short-term compensation is in place to provide performance oriented incentives to attract and retain management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company; (b) assist the Board in discharging its responsibilities relating to compensation of the Company’s executive officers; (c) evaluate the Company’s Chief Executive Officer and set his or her remuneration package; (d) make recommendations to the Board with respect to incentive- compensation plans and equity-based plans; and (e) perform such other functions as the Board may from time to time assign to the Committee.

II. COMPOSITION

The Committee shall be composed of at least three, but not more than five, members (including a Chairperson), all of whom shall be “independent,” as such term is defined for directors and compensation committee members in the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”), as determined by the Board. Notwithstanding the foregoing, for so long as the Company is a controlled company or a foreign private issuer within the meaning of the NASDAQ listing standards, the Company may rely on the exemptions from the compensation committee requirements of NASDAQ Rule 5605(d) available to it as a controlled company and as a foreign private issuer that follows home country practice, and the requirement that all members of the Committee qualify as independent shall apply only at such time as the Company is no longer a controlled company or a foreign private issuer, subject to any applicable phase-in periods. The members of the Committee and the Chairperson shall be selected annually by the Board and serve at the pleasure of the Board. A Committee member (including the Chairperson) may be removed at any time, with or without cause, by the Board. The Committee shall have authority to delegate responsibilities listed herein to subcommittees of the Committee if the Committee determines such delegation would be in the best interest of the Company.

III. MEETING REQUIREMENTS

The Committee shall meet as necessary to enable it to fulfill its responsibilities, but at least twice each year. The Committee shall meet at the call of the Chairperson. The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s Memorandum and Articles of Association. A majority of the members, but not less than two members, shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of the members present at a meeting at which a quorum is present. Without a meeting, the Committee may act by unanimous written consent of all members.

The Committee may ask members of management or others whose advice and counsel are relevant to the issues then being considered by the Committee to attend any meetings and to provide such pertinent information as the Committee may request.

The Chairperson of the Committee shall be responsible for leadership of the Committee, including preparing the agenda, presiding over Committee meetings, making Committee assignments, reporting on the Committee’s activities to the Board and being the lead liaison between the Committee and the Company’s management and compensation consultants.

IV. COMMITTEE RESPONSIBILITIES

In carrying out its oversight responsibilities, the Committee’s policies and procedures should remain flexible to enable the Committee to react to changes in circumstances. In addition to such other duties as the Board may from time to time assign, the Committee shall have the following responsibilities:

A. Compensation Policies

1.	To review and make periodic recommendations to the Board as to the general compensation and benefits policies and practices of the Company;

2.	To oversee the assessment of the incentives and risks arising from or related to the Company’s compensation policies and practices, including but not limited to those applicable to executive officers, and to evaluate whether the incentives and risks are appropriate;

3.	To establish an overall compensation policy applicable to executive officers and periodically review that policy.

B. Chief Executive Officer Evaluation and Compensation

1.	To (a) review and approve goals and objectives relevant to the Chief Executive Officer’s compensation package, (b) establish a procedure for evaluating the Chief Executive Officer’s performance, (c) annually evaluate the performance of the Chief Executive Officer in conjunction with the Nominating and Governance Committee in light of the goals and objectives established, and (d) review with the Chief Executive Officer the results of the Committee’s performance evaluation. The Chief Executive Officer may not be present during voting or deliberations on his or her compensation; and

2.	To review, at least annually, and set the base salary and annual and long-term incentive compensation of the Chief Executive Officer, after taking into account the annual evaluation of the Chief Executive Officer.

C. Other Executive Officers’ Compensation and Evaluations

1.	To (a) review and approve goals and objectives relevant to the other executive officers’ compensation packages, (b) establish a procedure for evaluating such executive officers’ performance, (c) annually evaluate such performance in light of the goals and objectives established, and (d) if requested by the Chief Executive Officer, have the Committee Chairperson review, after completion of the annual evaluation, with each executive officer the results of the Committee’s evaluation of such executive officer’s performance; and

2.	To review, at least annually, and set the base salary and annual and long-term incentive compensation of the other executive officers, after taking into account the annual evaluation of each such executive officer referred to in the preceding paragraph and the input of the Chief Executive Officer.

D. Incentive-Compensation and Equity-Based Plans

1.	To review and to make periodic recommendations to the Board as to the Company’s incentive-compensation plans and equity-based plans;

2.	To administer the Company’s equity incentive plan, share tracking awards plans, employee stock purchase plan, supplemental executive retirement plan, change of control severance plan and any similar plans in accordance with their respective plan documents;

3.	To review and approve or recommend to the Board, as applicable, (and for shareholder approval where required by applicable law, the Memorandum and Articles of Association or other policies) compensation and benefits policies, plans and programs and amendments thereto, and to determine eligible employees and the type, amount and timing of such compensation and benefits; and

4.	To oversee the administration of such policies, plans and programs and, on an ongoing basis, to monitor them to assess whether they remain competitive and within the Board’s compensation objectives for executive officers and other members of senior management; and to administer and oversee the Company’s compensation recovery (clawback) policy adopted pursuant to Rule 10D-1 under the Securities Exchange Act of 1934 and Nasdaq Listing Rule 5608, including determining the amount and method of any recovery of erroneously awarded incentive-based compensation thereunder.

E. Other Duties

1.	To review, to the extent required, the executive compensation-related disclosures included in the Company’s annual report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”), taking into account the reduced disclosure accommodations available to the Company as a foreign private issuer and emerging growth company;

2.	To review and recommend employment agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements;

3.	To review and consider recommendations from the Nominating and Corporate Governance Committee with respect to the compensation and benefits of non- employee directors and to recommend any changes to the Board that the Committee deems appropriate;

4.	To review, to the extent the Committee deems appropriate, the tax, accounting and regulatory implications of the Company’s executive compensation programs;

5.	To assess, at least annually, whether the work of compensation consultants involved in determining or recommending executive or director compensation has raised any conflict of interest, and to consider any disclosure of such conflict required under the SEC rules and NASDAQ listing standards then applicable to the Company; and

6.	To annually evaluate and the adequacy of the Committee’s charter.

V. ADVISORS TO THE COMMITTEE

The Committee shall have the authority, in its sole discretion, to retain or obtain the advice of such outside counsel, experts, and other advisors, as it deems necessary to carry out its duties, including any compensation consultant used to assist the Committee in the evaluation of director, Chief Executive Officer or executive compensation. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any outside counsel, experts, and other advisors retained by the Committee, and will receive appropriate funding, as determined by the Committee, from the Company to pay for such advisor’s services. The Committee shall assess the independence of outside counsel, experts, and other advisors (whether retained by the Committee or management) that provide advice to the Committee, in accordance with the NASDAQ listing standards, to the extent required (taking into account any exemptions available to the Company as a foreign private issuer or controlled company). The Committee shall comply with the Company’s then-current level review of contracts and budget procedures.

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